Exhibit (a)(1)(v)

Notice of Withdrawal of Tender

Regarding Shares in Fidelity Private Credit Fund

Tendered Pursuant to the Offer to Purchase

Dated October 31, 2024

The Offer and withdrawal rights will expire on November 29,

2024 and this Notice of Withdrawal must be received by the

Fund’s Transfer Agent by 4:00 p.m.,

Eastern Time, on November 29, 2024, unless the Offer is

extended.

Complete this Notice of Withdrawal and follow the transmittal instructions included herein

PLEASE CONTACT YOUR FINANCIAL ADVISOR FOR ASSISTANCE COMPLETING THIS FORM.

You are responsible for confirming that this Notice is received timely. If you fail to confirm receipt of this Notice, there can be no assurance that your withdrawal will be honored by the Fund.

Please withdraw the tender previously submitted by the undersigned in a Letter of Transmittal.

Fund Name:
Fund Account #:
Account Name/Registration:
Fidelity Account #:
Social Security Number:
Email Address:
Financial Intermediary Firm Name:
Financial Intermediary Account #:
Financial Advisor Name:
Financial Advisor Telephone #:

The undersigned represents that the undersigned is the beneficial owner of the shares in the Fund to which this withdrawal request relates, or that the person signing this request is an authorized representative of the withdrawing shareholder.

Requests on behalf of a foundation, partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date
Signature	Print Name of Authorized Signatory (and Title if applicable)	Date